UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:    July 30, 2009

(Date of earliest event reported)

US GEOTHERMAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706

(Address of principal executive offices)

208-424-1027

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On July 30, 2009, U.S. Geothermal Inc. (the “Company”) entered into an agreement with a syndicate of Canadian investment dealers, as placement agents, (the “Agents”), pursuant to which the Agents have agreed to to privately place approximately 8,100,000 Subscription Receipts, at C$1.35 per Subscription Receipt, for gross proceeds of approximately C$10,935,000.

Each Subscription Receipt will be automatically exchanged, without additional consideration on the exchange date (described below), for one Unit (a “Unit”) of the Company. Each Unit consists of one share of common stock of the Company and one half of one common stock purchase warrant (a “Warrant”). Each Warrant will entitle the holder thereof to acquire one additional share of common stock of the Company for a period of 24 months following the closing of the offering for US$1.75 per share of common stock. The net proceeds of the offering will be used by the Company for drilling wells at the Neal Hot Springs geothermal project and for general working capital purposes. The proceeds will not be subject to escrow.

The subscription receipt exchange date will be the earlier of the date on which the receipt of a final prospectus to qualify the Common Stock and Warrants issuable upon exercise of the Subscription Receipts or four months and one day after the closing of this offering.

The offering is scheduled to close on or about August 12, 2009 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the TSX and the NYSE Amex.

The Company has agreed to file a resale registration statement with the Securities and Exchange Commission and use commercially reasonable efforts to cause it to become effective and remain effective for two years.

The offering is being made pursuant to an exemption from registration provided by Rule 506 under Regulation D of the Securities Act of 1933, as amended. The securities described herein have not been registered under the U.S. Securities Act of l933, as amended, or any state securities laws and may not be offered or sold unless an exemption from registration is available.

A copy of the press release dated July 31, 2009 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.02 – Unregistered Sales of Equity Securities

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 – Financial Statement and Exhibits

(c)	Exhibits

Exh. No.	Description
99.1	Press Release dated July 31, 2009.

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 31, 2009	US Geothermal Inc.

By:	/s/ Kerry Hawkley Kerry Hawkley Chief Financial Officer